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                                 STATE OF MAINE

CUMBERLAND, ss                                                    SUPERIOR COURT



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BRUNSWICK TECHNOLOGIES, INC.,               )
                                            )
            Plaintiff,                      )
                                            )
v.                                          )        CIVIL ACTION NO.
                                            )
VETROTEX CERTAINTEED CORPORATION            )
d/b/a VETROTEX AMERICA,                     )
                                            )
            Defendant.                      )
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                                    COMPLAINT

                                  INTRODUCTION

     1. This case arises in the context of a hostile takeover attempt by the defendant and its affiliates, all of which are directly or indirectly controlled by Companie de Saint-Gobain, a French corporation, to take control of the plaintiff Brunswick Technologies, Inc. ("BTI"), a Maine corporation whose shares are publicly traded on the National Association of Securities Dealer Automatic Quotation market. On April 17, 2000, Vetrotex CertainTeed Corporation ("Vetrotex"), as a BTI shareholder holding more than 10% of BTI's shares, demanded a special meeting of BTI shareholders ("Special Meeting"), which proposed resolutions which purported (i) to amend the Articles of Incorporation of BTI, and (ii) to remove the entire board of directors of BTI. On May 2, 2000, BTI sent out the notice of Special Meeting to take place on June 16, 2000, which included both matters included in the Vetrotex demand. On May 16, 2000, BTI

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held its regularly scheduled annual meeting ("Annual Meeting"), at which time a new Board of Directors was elected.

     2. BTI now seeks a declaratory judgment that declares: (i) the proposed Special Meeting is now moot because the purpose for the Special Meeting no longer exists or has been superceded by the recent election at the Annual Meeting, (ii) the proposed amendment to the BTI Articles of Incorporation is void and of no effect because it is legally ineffective and structurally meaningless, thereby rendering any vote on such proposed amendment unnecessary and moot, and (iii) Vetrotex's failure to identify the new directors it proposes fails to comply with BTI's bylaws and renders any removal vote ineffective.

                             JURISDICTION AND VENUE

     3.   Jurisdiction is proper in this Court pursuant to Title 4 M.R.S.A.
section 105.

     4.   Venue in this Court is proper pursuant to Title 14 M.R.S.A. section
501.

                                     PARTIES

     5. The plaintiff, Brunswick Technologies, Inc. ("BTI") is a corporation organized under the laws of the State of Maine and having a principal place of business at 43 Bibber Parkway, Brunswick, Maine.

     6. Defendant Vetrotex CertainTeed Corporation d/b/a Vetrotex America ("Vetrotex") is a corporation organized under the laws of the State of Delaware and having a principal place of business at 4515 Allendale Road, Wichita Falls, Texas.


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                                      FACTS

     7. Brunswick Technologies, Inc. ("BTI") is a technologically advanced, leading developer of engineered reinforcement "knit" fiberglass fabrics used in the fabrication of composite materials. BTI is a publicly held company with shares of Common Stock (trading symbol: BTIC) quoted and traded on the NASDAQ National Market System since February 5, 1997.

     8. BTI uses technologically advanced stitchbonding equipment and processes to prepare glass, carbon and other high modulus fibers for combination with resin to produce laminates used in the construction of such diverse items as boats, skis, diving boards, protective helmets and ballistic armor applications, car and truck parts, industrial tanks and pipes, undersea oil wellhead and pipeline protection covers and offshore oil platform modules.

     9. BTI's sales for 1999 were approximately $45 million. BTI is one of three major participants in the North American knit fiberglass market accounting for approximately 50% of sales.

     10. By letter dated April 17, 2000, BTI was advised by Vetrotex's counsel that Vetrotex had directed the incorporation on April 14, 2000 of VA Acquisition Corporation in Maine. This letter also indicated that Vetrotex was exercising its rights under the Maine Business Corporation Act to call a special meeting. A true and accurate copy is attached hereto as Exhibit 1.

     11. Also on April 17, 2000, BTI received Vetrotex' demand for the Special Meeting by facsimile with the original being "overnighted" to BTI. A true and accurate copy is attached hereto as Exhibit 2.

     12.  The bylaws of BTI, Article II, section 2 (Special Meetings) states:


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     Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may only be called by the President, the Chairman of the Board of Directors, a majority of the Board of Directors, or the holders of not less than 10% of the stock entitled to vote at the meeting[.] At a special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been stated in the written notice of the special meeting and otherwise properly brought before the special meeting.

A true and accurate copy of BTI's bylaws is attached hereto as Exhibit 3.

     13. According to the request of Vetrotex, the first matter to be addressed at the Special Meeting was a proposed resolution ("First Resolution"), drafted by Vetrotex, that stated as follows:

          RESOLVED: That the Articles of Incorporation of the Corporation are hereby amended to provide that, at a special meeting of directors called expressly for that purpose, the entire board of directors or any individual directors may be removed from the board, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote for directors; and that the appropriate officers of the Corporation shall promptly file Articles of Amendment with the Maine Secretary of State setting forth the foregoing amendment.

See Exhibits 1 and 2 (emphasis added).

     14. The second proposal ("Second Resolution") submitted by Vetrotex was as follows:

          RESOLVED: That the entire board of directors of the Corporation is hereby removed, effective immediately.

Id.

     15. Vetrotex also indicated that if the resolution removing the directors was approved, it planned to propose a slate of directors to be elected at the meeting to fill the resulting vacancies. Vetrotex did not, however, identify those proposed new directors in any way.

     16. On April 20, 2000, Vetrotex or its affiliates filed with the Securities and Exchange Commission a Tender Offer Statement and Schedules ("Tender Offer Statement")

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announcing an offer to purchase all of the remaining outstanding shares of BTI at $8.00 per share in cash pursuant to the April 20, 2000 Offer to Purchase and Letter of Transmittal, which were appended to the Tender Offer Statement and Schedules. According to the Tender Offer Statement, the offer is conditioned on, among other things, the valid tender of shares which together with the 14% already owned by Vetrotex would give Vetrotex and or its affiliates a majority of the outstanding shares. The Tender Offer Statement provided that the offer and withdrawal rights expire at 12:00 midnight E.S.T. on May 17, 2000, unless the offer is extended. Vetrotex has since extended the tender offer, until June 16, 2000.

     17. On May 2, 2000, pursuant to this request, BTI sent out a notice of Special Meeting ("Notice of Special Meeting") to be held on June 16, 2000. As required, BTI reproduced verbatim the two resolutions proposed by Vetrotex that would constitute the only business conducted at that meeting. A record date of May 2, 2000, was established for the Special Meeting. A true and accurate copy is attached hereto as Exhibit 4.

     18. On several occasions since the Notice of Special Meeting went out to BTI shareholders, Vetrotex has filed documents reproducing the language of its resolutions verbatim. In a recent filing with the SEC, Vetrotex has now asserted that it will seek a vote on a substantially different resolution. A true and accurate copy of such filing is attached hereto as Exhibit 5. Vetrotex has implicitly admitted that this different proposal has a different force and effect than the proposal it submitted and which was sent out to all BTI shareholders as Vetrotex had demanded.

     19. On May 16, 2000, BTI held its regularly scheduled Annual Meeting at the Marriott at Sable Oaks, South Portland, Maine. A quorum of shareholders was present to conduct business. A representative of Vetrotex and its counsel were present at the Annual


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Meeting. One of the matters properly before the Annual Meeting was the election of a new Board of Directors. A true and accurate copy is attached hereto as
Exhibit 6. In fact, a new Board of Directors was elected, replacing the Board holding office at the time of the Notice of Special Meeting. During the course of that election, neither Vetrotex nor its counsel made any objection to the election nor spoke. On information and belief, Vetrotex cast a ballot concerning the election of the new Board of Directors. The composition of the new Board of Directors differed from the Board holding office at the time of the Notice of Special Meeting.

                         COUNT I - DECLARATORY JUDGMENT

     20. BTI repeats and realleges the allegations made in the foregoing paragraphs.

     21. The Board of Directors of BTI in office at the time of the Notice of Special Meeting no longer exists. As of the Annual Meeting, the terms of office of the Board of Directors of BTI in office at the time of the Notice of Special Meeting expired. As described above, BTI shareholders elected at the Annual Meeting a successor Board that took office as of May 16, 2000.

     22. The May 16, 2000 election of a new Board of Directors has rendered moot the purpose for holding the Special Meeting. It is a needless expense and diversion of BTI resources to conduct the Special Meeting.

     23. Vetrotex intends to proceed with the Special Meeting. Vetrotex is in the process of soliciting proxies for the Special Meeting. A true and accurate copy is attached hereto as Exhibit 7.

     24. There is an actual controversy concerning the validity of the Special Meeting.


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                         COUNT II - DECLARATORY JUDGMENT

     25. BTI repeats and realleges the allegations made in the foregoing paragraphs.

     26. The only matters that may be presented at the Special Meeting are those specified in the Notice of Special Meeting, as requested by Vetrotex.

     27. The Notice of Special Meeting has been distributed to BTI shareholders. Some of these shareholders have relied on the wording of Vetrotex's proposed resolutions.

     28. As worded, the First Resolution is incomprehensible and unworkable. Vetrotex called for a special meeting of directors to remove the entire board of directors. See Exhibits 1 and 2. As required, BTI reproduced the First Resolution verbatim as proposed by Vetrotex. See Exhibit 4. Under BTI bylaws, only directors -not shareholders- can call for a special meeting of directors. See Exhibit 3 (Article III, Section 5). In addition, only the shareholders -not directors- can remove and replace the board of directors. See Exhibit 3 (Article
III). Although BTI shareholders may call a special meeting of shareholders (see
Exhibit 3 (Article II, section 2)), it makes no sense that the shareholders can call a special meeting of directors in which shareholder participation is precluded. As such, the First Resolution is a nullity. Vetrotex acknowledged the defect and has subsequently indicated an intent to present a substantively different proposal at that the Special Meeting which was not specified in its request nor was it specified in the Notice of Special Meeting. See Exhibit 5 (page 8 of 19).

     29. It is a waste of resources to convene a Special Meeting to vote on a resolution that has no legal effect. It is unfair and prejudicial to the shareholders of BTI to submit to such a proposal or to seek to act on it.

     30. Vetrotex has taken the position that if the resolution stated in the Notice of Special Meeting passes, the BTI Board of Directors may be removed by a majority vote of the


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shareholders. In fact, even if the resolution passes, a two-thirds vote will still be required. As a result, there is substantial uncertainty and confusion concerning the effect of this resolution. Vetrotex has also taken the position that it may amend the resolution set forth in the Notice of Special Meeting by "procedural" vote even though the amended resolution was not specified in the Notice of Special Meeting.

     31. There is an actual controversy concerning the effect of the resolution.

                        COUNT III - DECLARATORY JUDGMENT

     32. BTI repeats and realleges the allegations made in the foregoing paragraphs.

     33. According to the BTI bylaws, only matters that are specified in the Notice of Special Meeting may be brought up at the Special Meeting. See Exhibit
3. This requirement is not inconsistent with 13-A M.R.S.A.ss.707 because it does not change the statutory requirements; it simply adds information for complete disclosure to BTI shareholders and the investing public.

     34. In order for a matter to be specified within the meaning of the BTI bylaws, it must contain sufficient detail to inform the shareholders of the nature of the matter to determine their interest and position in attending the meeting or voting by proxy.

     35. Because of the procedures specified in the BTI bylaws, matters not sufficiently specified in the Notice of Special Meeting may not be later amended by other documents.

     36. In its request for a Special Meeting, Vetrotex did not identify a single director it intended to nominate to replace the directors it sought to remove. As of the date of this Complaint, more than two weeks after the original notice and less than one month before the Special Meeting, Vetrotex has still not formally designated its slate of proposed directors. Based


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on preliminary filings with the SEC, Vetrotex has indicated that it may propose a group of directors all of whom are employees of Saint Gobain Corporation, not one of whom is independent. Neither BTI nor its shareholders have yet been publicly or formally notified of this slate of Saint Gobain insiders. As a result, the Notice of Special Meeting could not inform stockholders of such identity. Thus, the stockholders have no basis to evaluate their qualifications, whether they would be superior directors to the directors Vetrotex sought to remove, or make any other meaningful judgment concerning this subject. In essence, Vetrotex has conducted a classic "bait and switch" technique to conceal its true intentions.

     37. In light of the lack of specificity of its proposal to elect new directors, the proposal is not properly before the Special Meeting.

     38. A corporation cannot function without a Board of Directors. Directors cannot be removed until successors are properly elected and qualified into office. Because the proposal to elect new directors is not properly before the Special Meeting, there is no mechanism to qualify new directors in the event Vetrotex's proposal to remove directors succeeds. Accordingly, that proposal is also rendered moot and ineffective.

     39. There is an actual controversy concerning the effect of the resolution.


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     WHEREFORE, the plaintiff Brunswick Technologies, Inc. respectfully asks this Court to:

     (A) declare that the Annual Meeting moots or supercedes Vetrotex's proposal to remove the BTI Board of Directors;

     (B) declare that Vetrotex's proposal to amend the BTI Articles of Incorporation is null and void and of no effect;

     (C) declare that Vetrotex's undefined proposal to elect new directors is not properly before the Special Meeting and that, as a result, any proposal to remove directors at this Special Meeting is void and of no effect; and

     (D) award BTI such other and further relief as this Court deems just and proper.

                                       Respectfully submitted,

                                       BRUNSWICK TECHNOLOGIES, INC.

                                       By its attorneys,

                                       /s/ Stephen G. Morrell for Evan Slavitt
                                       ---------------------------------------
                                       Evan Slavitt (MA BBO No. 466510)
                                       Gadsby Hannah, LLP
                                       225 Franklin Street
                                       Boston, Massachusetts 02110-2811
                                       (617)345-7000

                                       /s/ Stephen G. Morrell
                                       ---------------------------------------
                                       Stephen G. Morrell,
                                       Maine State Bar No. 792
                                       Eaton Peabody, Bradford & Veague, P.A.
                                       167 Park Row
                                       P.O. Box 9
                                       Brunswick, Maine 04011
                                       (207) 729-1144
DATED:  May 23, 2000


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